FIFTH ADDENDUM TO LEASE AGREEMENT WITH
OPTION TO PURCHASE

THIS FIFTH ADDENDUM TO LEASE AGREEMENT (this "Fifth Addendum"), dated this 2nd day of September, 2014, by and between VIKING PROPERTIES, LLC, an Indiana limited liability company, and LOGAN INDIANA PROPERTIES, LLC, an Indiana limited liability company (collectively "Landlord") and ACCURIDE CORPORATION, a Delaware corporation, ("Tenant").

WITNESSETH, THAT:

WHEREAS, Woodward, LLC, as the landlord, and Tenant have heretofore executed a certain Lease with Option to Purchase dated the 26th day of October, 1998, as amended by the First Addendum to Lease Agreement with Option to Purchase dated the 6th day of January, 1999, as further amended by the Second Addendum to Lease Agreement with Option to Purchase dated effective the 1st day of November, 1999, as further amended by the Third Addendum to Lease Agreement with Option to Purchase the 1st day of June, 2008, as further amended by the Fourth Addendum to Lease Agreement with Option to Purchase the 22nd day of December, 2009 (collectively the "Lease"); and

WHEREAS, the Landlord is the assignee and the successor-in-interest to the interests of Woodward, LLC, as the landlord, under the Lease; and

WHEREAS, the Landlord and Tenant desire to amend the Lease with regard to the renewal options, expansion option and certain other matters; and

NOW, THEREFORE, in consideration of the recitals and in consideration of the mutual promises and covenants hereinafter set forth, and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.  Term.  The second grammatical sentence of Section 2.01 of the Lease shall be deleted in its entirety and the following shall be inserted in the Lease, in lieu thereof, as if originally part of the Lease:

"The term of the lease under this Fifth Addendum shall commence on January 1, 2015 and shall expire on December 31, 2024, subject to renewal or early termination as provided for herein below.

Tenant shall have an ongoing right to terminate the lease effective as of the thirty sixth (36th) month after term commencement date under this Fifth Addendum and continuing thereafter, which right may be exercised by providing written notice  to the Landlord at least twelve (12) months prior to the desired termination date.  In the event that Tenant exercises its early termination right, it shall pay an early termination fee to the Landlord as of the date the Lease terminates, with such fee being determined pursuant to the following schedule:

Termination Date	Termination Fee
After the 36th month	$300,000.00
After the 48th month	$250,000.00
After the 60th month	$220,000.00
After the 72nd month	$180,000.00
After the 84th month	$140,000.00
After the 96th month	$95,000.00
After the 108th month	$60,000.00"

2.  Monthly Rental.  Section 1.01 of the Lease shall be deleted in its entirety and the following provision shall be inserted in the Lease as Section 1.01, in lieu thereof, as if originally part of the Lease:

"1.01: MONTHLY RENTAL:

January 2015 through December 2016
The monthly rental amount shall be Thirty-One Thousand One Hundred Sixty-Six and 67/100 Dollars ($31,166.67) per month, representing an annual rate of Eleven and 00/100 Dollars ($11.00) per square foot.

January 2017 through December 2018
The monthly rental amount shall be Thirty-Two Thousand Five Hundred Eighty-Three and 33/100 Dollars ($32,583.33) per month, representing an annual rate of Eleven and 50/100 Dollars ($11.50) per square foot.

January 2019 through December 2020	The monthly rental amount shall be Thirty-Four Thousand Dollars ($34,000.00) per month, representing an annual rate of Twelve and 00/100 Dollars ($12.00) per square foot."

January 2021 through December 2022
The monthly rental amount shall be Thirty-Five Thousand Four Hundred Sixteen and 67/100 Dollars ($35,416.67) per month, representing an annual rate of Twelve and 50/100 Dollars ($12.50) per square foot."

January 2023 through December 2024
The monthly rental amount shall be Thirty-Six Thousand Eight Hundred Thirty and 33/100 Dollars ($36,833.33) per month, representing an annual rate of Thirteen and 00/100 Dollars ($13.00) per square foot."

3.  Renewal of Lease.  Section 25.01 of the Lease shall be deleted in its entirety and the following provision shall be inserted in the Lease as Section 25.01, in lieu thereof, as if originally part of the Lease:

"25.01:  RENEWAL OF LEASE:  Provided that the Tenant is not in default, at the end of the term of the Lease, which expires December 31, 2024, the Tenant shall have the right to renew and extend the term of this Lease for one (1) additional term of five (5) years.  To exercise the right to renew and extend the term of this Lease for an additional five (5) year term, Tenant shall provide written notice to the Landlord of its desire and intent to extend and renew the term of this Lease which notice must be provided not less than six (6) months prior to the end of the then current Lease term.  The rental rate for such renewal term shall be at an annual rate of the lessor of Fourteen and 50/100 Dollars ($14.50) per square foot or the current market rate."

4.  Improvements.  The following provision shall be added to the Lease:

"ADDITIONAL IMPROVEMENTS:  Landlord shall, at Landlord's sole cost and expense, provide the following improvements prior to the commencement of the Term provided in Section 1 of this Fifth Addendum or by such date as may be mutually agreed by the Tenant and Landlord:
•
Relamp all of the existing light fixtures with new bulbs to improve the office lighting.  Update interior lighting by replacing existing lamps with new 41k lamps. Landlord also agrees to increase the office lighting in the premises. The "increased office lighting" portion of this project shall have a not to exceed budget of $10,000.00.

•	Expand men's restroom located on the 2nd floor as agreed upon in the Letter of Intent executed by Tenant and Landlord on August 26, 2014.
•	Update all restrooms in the facility as agreed upon in the Letter of Intent executed by Tenant and Landlord on August 26, 2014.
•	Applying new paint throughout the interior of the facility as follows:
1.	Contractor to move furniture, apply two coats of latex enamel paint and reposition furniture.
2.	Computers and electronic equipment to be disconnected and reconnected by Tenant.
•
Improve, upgrade and repair HVAC as agreed upon in the Letter of Intent executed by Tenant and Landlord on August 26, 2014. Landlord to provide Tenant a lump sum of $40,000 to apply to HVAC improvements of the Tenant's choice.

•	Repair and replace damaged concrete in the northeast corner of the parking lot.

In addition to the repairs listed, upon execution of this Lease, Landlord, at Landlord's expense, shall provide a Tenant improvement allowance equal to Eighty Thousand Dollars ($80,000.00), which shall be subject to the prior written approval of the Landlord which approval shall not be unreasonably withheld."

5.  Certifications. The following provisions shall be added to the lease:

"Landlord certifies that the building is in compliance with the Americans With Disabilities Act of 1990 (the "ADA") and recognizes and assumes financial responsibility for compliance with the requirements of the ADA.

Landlord certifies that Building and Premises shall meet all applicable zoning and life safety laws, codes and regulations associated with Tenant's occupancy and use of office space in the applicable jurisdiction.  Landlord recognizes and assumes financial responsibility for such compliance."

6.  Non-Disturbance Agreement. The following provisions shall be added to the lease:

"Landlord shall provide Tenant with a recordable Non-Disturbance Agreement acceptable to Tenant from the Landlord's mortgage holder, First Financial Bank."

7.  Intent of the Parties.  It is the intent and desire of the parties to amend and modify the terms and conditions of the Lease in accordance with the terms of this Fifth Addendum as if the Lease originally contained such terms and conditions as set forth herein.  As amended by this Fifth Addendum, the parties hereto hereby ratify and confirm the said conditions shall remain in full force and effect.  Any other terms of the Lease referencing the Term, Rental, Termination or other rights and responsibilities of the parties as described in this Fifth Addendum will be controlled by the terms of this Fifth Addendum.  In the event any of the terms and conditions of the Lease are in conflict with the terms and conditions of this Fifth Addendum, the terms and conditions of this Fifth Addendum are paramount and this Fifth Addendum shall govern the terms of the relationship of the parties and the Lease shall be construed accordingly.

8.  Authority to Execute.  The individual(s) executing this Fifth Addendum on behalf of the Tenant represents and warrants that they are duly authorized to deliver this Fifth Addendum on behalf of the Tenant and that this Fifth Addendum is binding upon the Tenant in accordance with its terms.

9.  Tenant Representative.  Landlord acknowledges that Tenant is represented by Mohr Partners, Inc. for the purpose of the negotiation of this Lease. Upon execution of this Fifth Addendum, Landlord agrees to pay Mohr Partners, Inc. a real estate commission as outlined in the separate commission agreement between Landlord and Mohr Partners, Inc., dated as of August 12, 2014.  The commission shall be paid in full upon the final execution of this Fifth Addendum agreement by Landlord/Owners and Tenant.

     VIKING PROPERTIES, LLC

By: __/s/ Thomas B. Logan______________
     Thomas B. Logan, Manager

     LOGAN INDIANA PROPERTIES, LLC

By: __/s/ Thomas B. Logan______________
     Thomas B. Logan, Manager

"Landlord"

     ACCURIDE CORPORATION

By: __/s/ Greg Risch

"Tenant"